UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

PAR PETROLEUM CORPORATION

(Name of Issuer)

Common stock, $0.01 par value

(Title of Class of Securities)

69888T108

(CUSIP Number)

Jonathan D. Wood

Whitebox Advisors, LLC

3033 Excelsior Boulevard

Suite 300

Minneapolis, MN 55416

(612) 253-6001

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 28, 2012

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box  ☒.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 294251103	2

1	NAME OF REPORTING PERSON Whitebox Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 41,851,025 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 41,851,025 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 41,851,025 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 27.72%*
14	TYPE OF REPORTING PERSON (See Instructions) IA

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 69888T108	3

1	NAME OF REPORTING PERSON Whitebox Asymmetric Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 600,486 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 600,486 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,486 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.40%*
14	TYPE OF REPORTING PERSON (See Instructions) IA

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 69888T108	4

1	NAME OF REPORTING PERSON Whitebox Asymmetric Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 600,486 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 600,486 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,486 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.40%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 69888T108

1	NAME OF REPORTING PERSON Whitebox Asymmetric Opportunities Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 600,486 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 600,486 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,486 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.40%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 69888T108

1	NAME OF REPORTING PERSON Whitebox Asymmetric Opportunities Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 600,486 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 600,486 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,486 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.40%*
14	TYPE OF REPORTING PERSON (See Instructions) CO

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 69888T108

1	NAME OF REPORTING PERSON Whitebox Multi-Strategy Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 19,064,266 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 19,064,266 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,064,266 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.63%*
14	TYPE OF REPORTING PERSON (See Instructions) IA

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 69888T108

1	NAME OF REPORTING PERSON Whitebox Multi-Strategy Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 19,064,266 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 19,064,266 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,064,266 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.63%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 69888T108

1	NAME OF REPORTING PERSON Whitebox Multi-Strategy Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 19,064,266 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 19,064,266 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,064,266 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.63%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 69888T108

1	NAME OF REPORTING PERSON Whitebox Multi-Strategy Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 19,064,266 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 19,064,266 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,064,266 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.63%*
14	TYPE OF REPORTING PERSON (See Instructions) CO

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 69888T108

1	NAME OF REPORTING PERSON Whitebox Credit Arbitrage Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,223,843 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 11,223,843 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,223,843 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.43%*
14	TYPE OF REPORTING PERSON (See Instructions) IA

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 69888T108

1	NAME OF REPORTING PERSON Whitebox Credit Arbitrage Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,223,843 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 11,223,843 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,223,843 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.43%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 69888T108

1	NAME OF REPORTING PERSON Whitebox Credit Arbitrage Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,223,843 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 11,223,843 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,223,843 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.43%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 69888T108

1	NAME OF REPORTING PERSON Whitebox Credit Arbitrage Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,223,843 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 11,223,843 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,223,843 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.43%*
14	TYPE OF REPORTING PERSON (See Instructions) CO

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 69888T108

1	NAME OF REPORTING PERSON Whitebox Concentrated Convertible Arbitrage Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,049,673 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 6,049,673 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,049,673 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.01%*
14	TYPE OF REPORTING PERSON (See Instructions) IA

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 69888T108

1	NAME OF REPORTING PERSON Whitebox Concentrated Convertible Arbitrage Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,049,673 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 6,049,673 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,049,673 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.01%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 294251103

1	NAME OF REPORTING PERSON Whitebox Concentrated Convertible Arbitrage Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,049,673 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 6,049,673 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,049,673 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.01%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 69888T108

1	NAME OF REPORTING PERSON Whitebox Concentrated Convertible Arbitrage Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,049,673 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 6,049,673 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,049,673 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.01%*
14	TYPE OF REPORTING PERSON (See Instructions) CO

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 69888T108

1	NAME OF REPORTING PERSON Pandora Select Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,291,133 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,291,133 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,291,133 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.84%*
14	TYPE OF REPORTING PERSON (See Instructions) IA

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 69888T108

1	NAME OF REPORTING PERSON Pandora Select Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,291,133 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,291,133 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,291,133 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.84%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 69888T108

1	NAME OF REPORTING PERSON Pandora Select Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,291,133 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,291,133 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,291,133 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.84%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 69888T108

1	NAME OF REPORTING PERSON Pandora Select Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,291,133 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,291,133 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,291,133 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.84%*
14	TYPE OF REPORTING PERSON (See Instructions) CO

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 69888T108

1	NAME OF REPORTING PERSON HFR RVA Master Combined Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 621,624 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 621,624 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 621,624 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.41%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

CUSIP No. 69888T108

1	NAME OF REPORTING PERSON IAM Mini-Fund 14 Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO, WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0 (See Item 2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0 (See Item 2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 (See Item 2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%*
14	TYPE OF REPORTING PERSON (See Instructions) CO

*	Percent of class is based on 147,655,815 shares of Common Stock issued and outstanding as of November 12, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and 3,326,574 additional shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock and deemed issuable for purposes of calculating the Reporting Persons’ beneficial ownership.

This Amendment No. 1 amends the Schedule 13D filed with the Securities and Exchange Commission on September 11, 2012 (the “Original 13D”) by Whitebox Advisors LLC and certain related parties collectively referred to in the Original 13D as the “Reporting Persons” with respect to the common stock, $0.01 par value, of Par Petroleum Corporation (the “Issuer”). Unless otherwise stated herein, the Original 13D remains in full force and effect. Terms used therein and not defined herein have the meanings ascribed thereto in the Original 13D.

Item 2. Identity and Background

Item 2 is hereby supplemented as follows:

Upon the conclusion of the sale transactions described in Item 5(c) of this Amendment No. 1, IAM Mini-Fund 14 Limited (“IAM”) was no longer a beneficial owner of any of the common stock of the Issuer, and will no longer be considered a Reporting Person upon the filing of this Amendment No. 1.

Item 5. Interest in Securities of the Issuer

Item 5 is hereby amended and restated in its entirety as follows:

(a) See Items 11 and 13 of the cover pages to this Schedule 13D for the aggregate number and percentage of outstanding shares of Issuer common stock that are beneficially owned by each of the Reporting Persons as of February 27, 2013.

(b) See Items 7 through 10 of the cover pages to this Schedule 13D for the number and percentage of shares of Issuer common stock beneficially owned by each of the Reporting Persons as of February 27, 2013 as to which there is sole or shared power to vote or direct the vote, and sole or shared power to dispose or direct the disposition.

(c) Since the filing of the Original 13D, two of the Reporting Persons, IAM and HFR RVA Combined Master Trust (“HFR”), sold for cash a total of 1,476,567 shares of Issuer common stock in open market transactions on the dates and at the weighted average prices per share set forth in Exhibit 99.6, which is attached hereto and incorporated by reference.

(d) No person other than the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of Issuer common stock owned by the Reporting Persons.

(e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 is hereby supplemented as follows:

By virtue of the sale of all its holdings of the Issuer’s common stock, IAM is no longer a party to the Registration Rights Agreement or the Stockholders Agreement described in Item 6 of the Original 13D.

Item 7. Material to Be Filed as Exhibits

Exhibit No.	Description
99.1	List of Executive Officers of Whitebox Advisors, LLC and certain information regarding such persons (incorporated herein by reference to Exhibit 99.1 to the Original 13D filed on September 11, 2012 by the Reporting persons with the Commission).

99.2	Joint Filing Agreement, dated September 10, 2012, among the Reporting Persons (incorporated herein by reference to Exhibit 99.2 to the Original 13D filed on September 11, 2012 by the Reporting persons with the Commission).

99.3	Registration Rights Agreement (incorporated herein by reference to Exhibit 4.3 to the Current Report on Form 8-K filed by Par Petroleum Corporation on September 7, 2012)

99.4	Warrant Issuance Agreement (incorporated herein by reference to Exhibit 4.4 to the Current Report on Form 8-K filed by Par Petroleum Corporation on September 7, 2012)

99.5	Stockholders Agreement (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by Par Petroleum Corporation on September 7, 2012)

99.6	Information regarding sales of Issuer’s common stock by the Reporting Persons since the filing of the Original 13D (filed herewith).

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 28, 2013

WHITEBOX ADVISORS, LLC

By:	/s/ Jonathan D. Wood
Jonathan D. Wood
Chief Operating Officer

WHITEBOX ASYMMETRIC ADVISORS, LLC
WHITEBOX MULTI-STRATEGY ADVISORS, LLC
WHITEBOX CREDIT ARBITRAGE ADVISORS, LLC
WHITEBOX CONCETNRATED CONVERTIBLE ARBITRAGE ADVISORS, LLC
PANDORA SELECT ADVISORS, LLC

By:	Whitebox Advisors, LLC
Managing Member

By:	/s/ Jonathan D. Wood
Jonathan D. Wood
Chief Operating Officer

WHITEBOX ASYMMETRIC PARTNERS, L.P.
WHITEBOX ASYMMETRIC OPPORTUNITIES FUND , L.P.
WHITEBOX ASYMMETRIC OPPORTUNITIES FUND, LTD.

By:	Whitebox Asymmetric Advisors, LLC
Investment Manager

By:	Whitebox Advisors, LLC
Managing Member

By:	/s/ Jonathan D. Wood
Jonathan D. Wood
Chief Operating Officer

WHITEBOX MULTI-STRATEGY PARTNERS, L.P.
WHITEBOX MULTI-STRATEGY FUND , L.P.
WHITEBOX MULTI-STRATEGY FUND, LTD.

By:	Whitebox Multi-Strategy Advisors, LLC
Investment Manager

By:	Whitebox Advisors, LLC
Managing Member

By:	/s/ Jonathan D. Wood
Jonathan D. Wood
Chief Operating Officer

WHITEBOX CREDIT ARBITRAGE PARTNERS, L.P.
WHITEBOX CREDIT ARBITRAGE FUND , L.P.
WHITEBOX CREDIT ARBITRAGE FUND, LTD.

By:	Whitebox Credit Arbitrage Advisors, LLC
Investment Manager

By:	Whitebox Advisors, LLC
Managing Member

By:	/s/ Jonathan D. Wood
Jonathan D. Wood
Chief Operating Officer

WHITEBOX CONCENTRATED CONVERTIBLE ARBITRAGE PARTNERS, L.P.
WHITEBOX CONCENTRATED CONVERTIBLE ARBITRAGE FUND , L.P.
WHITEBOX CONCENTRATED CONVERTIBLE ARBITRAGE FUND, LTD.

By:	Whitebox Concentrated Convertible Arbitrage Advisors, LLC
Investment Manager

By:	Whitebox Advisors, LLC
Managing Member

By:	/s/ Jonathan D. Wood
Jonathan D. Wood
Chief Operating Officer

PANDORA SELECT PARTNERS, L.P.
PANDORA SELECT FUND, L.P.
PANDORA SELECT FUND, LTD.

By:	Pandora Select Advisors, LLC
Investment Manager

By:	Whitebox Advisors, LLC
Managing Member

By:	/s/ Jonathan D. Wood
Jonathan D. Wood
Chief Operating Officer

HFR RVA COMBINED MASTER TRUST

By:	Whitebox Advisors, LLC
Agent and Attorney-in-fact

By:	/s/ Jonathan D. Wood
Jonathan D. Wood
Chief Operating Officer

IAM MINI-FUND 14 LIMITED

By:	Whitebox Advisors, LLC
Agent and Attorney-in-fact

By:	/s/ Jonathan D. Wood
Jonathan D. Wood
Chief Operating Officer